March 27, 2012

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526
Terry E. Zink President & Chief Executive Officer, Cascade Bancorp (541) 385-6205

Cascade Bancorp Leadership Looks Ahead for 2012

President & CEO Terry Zink Continues to Direct Focus on Lending

Bend, Ore – March 27, 2012 – Cascade Bancorp (NASDAQ: CACB). On March 27, 2012, Cascade Bancorp filed its 2011 annual report on Form 10-K with the Securities and Exchange Commission. For the year ended December 31, 2011 Cascade Bancorp recorded a net loss of $47.3 million compared to a net loss of $13.7 million in 2010. The 2011 loss was primarily due to a loan loss provision of $75.0 million for the year, $54.0 million of which related to the bulk sale of $110.0 million of mainly non-performing and substandard loans in September 2011. The objective of the bulk sale was to improve the risk profile of the Company’s loan portfolio, thereby positioning the Company for a stronger future. As of December 31, 2011, Cascade Bancorp’s wholly owned subsidiary, Bank of the Cascades, (the “Bank”) had regulatory capital ratios in excess of ‘well capitalized’ regulatory benchmarks, and at the same time maintained a reserve for loan losses at over $43 million or 4.89% of gross loans; a level among the highest for community banks in the West.

“The year 2011 ushered in a time of transition for the banking industry as well as for our company,” said Zink. “As we enter our 35th year, I believe that we are moving into a position of strength. We believe that, for the most part, the credit problems in our loan portfolio have been identified and addressed. This enables us to return Cascade to its top priority of putting local deposits to work in the communities we serve in the form of business and consumer loans, including mortgages. This is our opportunity to further enhance the vitality of the markets we serve,” he added.

According to Zink, the Bank’s experienced lenders are aggressively pursuing new opportunities to provide quality credit to help businesses expand, foster job creation, give individuals and families better purchasing power, and drive the economic engines of communities in Central and Southern Oregon, Portland, Salem and Idaho.

“I believe we have the best combination of talent, local knowledge, expertise, passion and determination to accomplish our lending goals,” said Zink.

Earlier this year, Zink announced a pledge to lend $1 billion over the next three years to support the economic vitality of the Bank’s local communities and customers. When Zink made the pledge, he said, “Bank of the Cascades is a community bank and the success or failure of our bank resides in the success or failure of the communities we serve.”

More information about the Cascade Bancorp’s operations and performance during 2011, including financial statements, can be found in its Annual Report on Form 10-K. The report will be available on the Cascade Bancorp’s website at www.botc.com.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem, and Boise/Treasure Valley. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value driven customers. For further information, please visit our web site at www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2011, as well as the following factors: we continue to operate under the regulatory order with the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (“DFCS”), and the written agreement entered into with the Federal Reserve Bank and DFCS, which restricts our ability to take certain actions; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by Cascade Bancorp from time to time with the SEC.

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